Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The only subsidiary of ACRE Realty Investors Inc. is ACRE Realty LP, a Georgia limited partnership (the “operating partnership”) of which the company is the sole general partner and in which the company owns a 95.79% ownership interest as of March 11, 2016.